UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: March 26, 2013
(Date of earliest event reported)

PAYCHEX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-11330	16-1124166
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK	14625-2396
(Address of principal executive offices)	(Zip Code)
(585) 385-6666
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On March 26, 2013, Paychex, Inc. (the “Company”) entered into a Stock Purchase Plan Engagement Agreement with JP Morgan Securities LLC (“JPMS”) to purchase up to $350 million of the Company's common stock pursuant to the requirements of and in compliance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Agreement”). The Agreement will allow the Company's Rule 10b-18 share repurchase program, which was announced on October 23, 2012, to continue during periods in which the Company may be aware of material non-public information. The authorization for the program ends on May 31, 2014.
The Agreement contains terms customary for agreements of this type. Pursuant to the terms of the Agreement, JPMS, as agent for the Company, will purchase varying percentages of the maximum daily target volume allowable under Rule 10b-18 when the Company's common stock is trading at various price ranges. Any purchases under the Agreement will be disclosed publicly through periodic filings with the Securities and Exchange Commission.
The description of the Agreement in this Item 1.01 is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Share repurchases will funded from available working capital. As previously reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2013, the Company has unused borrowing capacity available under its uncommitted, secured, short-term line of credit in the amount of $350 million at the market rate of interest with JP Morgan Chase Bank, N.A. (the parent company of JPMS) that expires in February 2014. The credit facility is evidenced by a Promissory Note and is secured by a Pledge Security Agreement. No amounts were outstanding against this line of credit as of, or during the nine months ended, February 28, 2013.
Item 9.01    Financial Statements and Exhibits

The following exhibit relating to Item 1.01 of this Form 8-K is filed herewith:

Exhibit	10.1:	Stock Purchase Plan Engagement Agreement between Paychex, Inc. and JP Morgan Securities LLC, dated as of March 26, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCHEX, INC.

Date:	March 29, 2013	/s/ Martin Mucci
Martin Mucci
President and Chief Executive Officer

Date:	March 29, 2013	/s/ Efrain Rivera
Efrain Rivera
Senior Vice President, Chief Financial Officer, and Treasurer